Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jennifer Spaude, Investor Relations
507-386-3765

HickoryTech Completes Acquisition of CP Telecom
Minnesota facilities-based telecom provider will broaden Company’s SMB focus

MANKATO, Minn., Aug. 3, 2009 — HickoryTech Corporation (Nasdaq: HTCO) announced today that it has completed its acquisition of CP Telecom, a privately held facilities-based telecom provider, serving Minneapolis, St. Paul and northern Minnesota, for the purchase price of $7 million, plus routine working capital adjustments. HickoryTech funded this acquisition with cash on hand and did not incur any additional debt.

“We are excited to complete the CP Telecom acquisition and grow our small to medium sized business (SMB) customer segment,” said John Finke, HickoryTech president and chief executive officer. “CP Telecom customers will continue to experience high quality services and support. We look forward to integrating the experienced CP Telecom team into our operations as we continue to expand our SMB focus and develop new products for this customer segment.”

CP Telecom provides voice, data and Internet services in the Minneapolis and Duluth, Minn. areas. CP Telecom’s assets include long-term rights to a fiber network encompassing Minneapolis and St. Paul, voice soft switches, IP and mid-band Ethernet technology.

HickoryTech’s subsidiary, Enventis, operates in the Minneapolis, St. Paul and Duluth markets today. The Company plans to utilize the Enventis brand for its business services in these markets and will phase out the CP Telecom name in the future.

About HickoryTech HickoryTech Corporation (NASDAQ: HTCO), headquartered in Mankato, Minn., offers integrated communication solutions to business and residential customers over a regional fiber network. The company, founded in 1898, has approximately 450 employees. The Telecom Sector, with facilities-based operations in Minnesota and Iowa, offers local voice, long distance, high-speed Internet, Digital TV, and IP networking services to residential and business customers. In addition, the Telecom Sector develops telecom and carrier access billing solutions and customer management systems. The Enventis Sector provides IP-based voice, data and network solutions to businesses across a five-state region. For more information, visit www.hickorytech.com.

Forward looking statement
Certain statements included in this press release that are not historical facts are "forward-looking statements." Such forward-looking statements are based on current expectations, estimates and projections about the industry in which HickoryTech operates and management's beliefs and assumptions. The forward-looking statements are subject to uncertainties. These statements are not guarantees of future performance and involve certain risks, uncertainties and probabilities. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. HickoryTech undertakes no obligation to update any of its forward-looking statements, except as required by federal securities laws.

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